AMENDMENT TO LOAN AGREEMENT

This agreement dated as of June 30, 2007 amends the loan agreement dated August 31, 2004 as amended on November 30, 2004 and January 1, 2007 (the "Agreement"), made by and between Sound Revolution Inc., a Delaware corporation (the "Company"), Penny Green, Chairman and Chief Financial Officer of the Company (“Green”), and Bacchus Entertainment Ltd. (the “Lender”).

Now therefore, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, the Company and the Executive hereby agree as follows:

Paragraph 4 of the Agreement shall be amended so that no written request from the Company is necessary for the issuance of further funds by the Lender.

Paragraph 5 of the Agreement, as amended on January 1, 2007, shall be further amended to extend payments to January 1, 2008.

Any additional amounts loaned to the Company by Penny Green or by Bacchus Entertainment Inc. in excess of the amounts stipulated by the Agreement shall unless otherwise stipulated by the parties in writing be deemed amounts loaned pursuant to the Agreement and shall be subject to the terms and conditions of the Agreement.

In witness whereof this Agreement has been executed by or on behalf of the parties hereto, as an instrument under seal as of the date first above written.

Sound Revolution Inc.

By: /s/ Penny Green
Title: President & Chief
Executive Officer

Bacchus Entertainment
Ltd.

By: /s/ Penny Green
Title: President

/s/ Penny Green
Penny Green